Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-54605, 033-56395, 333-46857, 333-32116, 333-82686, 333-125974 and 333-143229 on Form S-8 of our reports dated August 27, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Concurrent Computer Corporation, and the effectiveness of Concurrent Computer Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Concurrent Computer Corporation for the year ended June 30, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
August 27, 2008